As filed with the Securities and Exchange Commission on December 23, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INDAPTUS THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	86-3158720
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3 Columbus Circle
15th Floor
New York, NY 10019
(646) 427-2727
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jeffrey A. Meckler
Chief Executive Officer
Indaptus Therapeutics, Inc.
3 Columbus Circle
15th Floor
New York, NY 10019
(646) 427-2727
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Gary Emmanuel, Esq.
Greenberg Traurig, P.A.
One Azrieli Center
Round Tower, 30th floor
132 Menachem Begin Rd
Tel Aviv 6701101
Telephone: +972 (0) 3.636.6000

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, or a accelerated filer, or a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this preliminary prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED DECEMBER 23, 2022

Indaptus Therapeutics, Inc.

4,000,000 Shares of Common Stock

This prospectus relates to the offer and sale of up to 4,000,000 shares of our common stock, par value $0.01 per share, by Lincoln Park Capital Fund, LLC, which we refer to in this prospectus as Lincoln Park or the selling stockholder.

The shares of common stock to which this prospectus relates have been and may be issued by us to Lincoln Park pursuant to a purchase agreement, dated as of December 22, 2022, we entered into with Lincoln Park, which we refer to in this prospectus as the Purchase Agreement. We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of our common stock by the selling stockholder. However, we may receive up to $20.0 million aggregate gross proceeds from sales of common stock to Lincoln Park under the Purchase Agreement. See “The Lincoln Park Transaction” for a description of the Purchase Agreement and “Selling Stockholder” for additional information regarding Lincoln Park.

The selling stockholder may sell or otherwise dispose of the common stock described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information about how the selling stockholder may sell or otherwise dispose of the common stock being registered pursuant to this prospectus. The selling stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended, or the Securities Act.

We will pay the expenses incurred in registering under the Securities Act the offer and sale of the common stock to which this prospectus relates by the selling stockholder, including legal and accounting fees. See “Plan of Distribution”.

Our common stock is listed on the Nasdaq Capital Market under the symbol “INDP”. On December 22, 2022, the last reported sale price of our common stock on the Nasdaq Capital Market was $1.56 per share.

Investing in our securities involves a high degree of risk. These risks are discussed in this prospectus under “Risk Factors” beginning on page 7 and in reports we file with the Securities and Exchange Commission, which are incorporated by reference in this prospectus and in any applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December             , 2022

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ABOUT THIS PROSPECTUS

This prospectus forms part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, and that includes exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation by Reference” before making your investment decision.

The selling stockholder may resell, from time to time, in one or more offerings, the shares of our common stock offered by this prospectus. Information about the selling stockholder may change over time.

You should rely only on the information contained in this prospectus or any applicable prospectus supplement. We have not, and the selling stockholder has not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. This prospectus is not an offer to sell, nor is the selling stockholder seeking an offer to buy, the shares offered by this prospectus in any jurisdiction where the offer or sale is not permitted. No offers or sales of any of the shares of our common stock are to be made in any jurisdiction in which such an offer or sale is not permitted. You should assume that the information contained in this prospectus or in any applicable prospectus supplement is accurate only as of the date on the front cover thereof or the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any applicable prospectus supplement or any sales of the shares of our common stock offered hereby or thereby.

You should read the entire prospectus and any prospectus supplement and any related issuer free writing prospectus, as well as any prospectus supplement or any related issuer free writing prospectus, before making an investment decision. Neither the delivery of this prospectus or any prospectus supplement or any issuer free writing prospectus nor any sale made hereunder shall under any circumstances imply that the information contained herein or in any prospectus supplement or issuer free writing prospectus is correct as of any date subsequent to the date hereof or of such prospectus supplement or issuer free writing prospectus, as applicable. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date of the applicable documents, regardless of the time of delivery of this prospectus or any sale of securities. Our business, financial condition, results of operations and prospects may have changed since that date.

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PROSPECTUS SUMMARY

The following summary highlights certain information contained elsewhere in this prospectus. Because this is only a summary, however, it does not contain all the information you should consider before investing in our securities and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information included elsewhere in this prospectus. Before you make an investment decision, you should read this entire prospectus carefully, including the risks of investing in our securities discussed under the section of this prospectus entitled “Risk Factors” and similar headings in the other documents that are incorporated by reference into this prospectus

Unless the context indicates otherwise, in this prospectus, the terms “Indaptus,” “Company,” “we,” “us” and “our” refer to Indaptus Therapeutics, Inc. (formerly Intec Parent, Inc.) and, where appropriate, its consolidated subsidiaries following the Domestication Merger and the Merger described below. References to “Intec Parent” refer to Intec Parent, Inc., the successor of Intec Pharma Ltd. following the Domestication Merger, references to “Intec Israel” refer to Intec Pharma Ltd., the predecessor of Indaptus prior to the Domestication Merger, and references to “Decoy” refer to Decoy Biosystems, Inc., the entity acquired by Indaptus in connection with the Merger described below.

Overview

We are a clinical biotechnology company developing a novel and patented systemically-administered anti-cancer and anti-viral immunotherapy. We have evolved from more than a century of immunotherapy advances. Our approach is based on the hypothesis that efficient activation of both innate and adaptive immune cells and associated anti-tumor and anti-viral immune responses will require a multi-targeted package of immune system activating signals that can be administered safely intravenously. Our patented technology is composed of single strains of attenuated and killed, non-pathogenic, Gram-negative bacteria, with reduced i.v. toxicity, but largely uncompromised ability to prime or activate many of the cellular components of innate and adaptive immunity. This approach has led to broad anti-tumor and anti-viral activity, including safe, durable anti-tumor response synergy with each of five different classes of existing agents, including checkpoint therapy, targeted antibody therapy and low-dose chemotherapy in pre-clinical models. Tumor eradication by our technology has demonstrated activation of both innate and adaptive immunological memory and, importantly, does not require provision of or targeting a tumor antigen in pre-clinical models. We have carried out successful GMP manufacturing of our lead clinical candidate, Decoy20, and completed other IND-enabling studies.

Unlike many competitor products, our technology does not depend on targeting with or to a specific antigen, providing broad applicability across multiple indications. Our product candidates are designed to have a much shorter half-life and produce less systemic exposure than small molecule, antibody or human cell-based therapies, potentially reducing the risk of non-specific auto-immune reactions. Our technology produces single agent activity and/or combination therapy-based durable responses of lymphoma, hepatocellular, colorectal and pancreatic tumors and has also produced significant single agent activity against chronic hepatitis B virus (HBV) and chronic human immunodeficiency virus (HIV) infections in pre-clinical models. In May 2022, the U.S. Food and Drug Administration cleared our Investigational New Drug, or IND, application for a Phase 1 clinical trial and in December 2022, we announced the initiation of our first-in-human, open label, dose escalation and expansion, multi-center Phase 1 clinical trial of our lead compound Decoy20 in patients with advanced/metastatic solid tumors. Target indications include, but not limited to, colorectal, hepatocellular (± HBV), bladder, cervical and pancreatic carcinoma.

Decoy Merger

On August 3, 2021, we completed our merger with Decoy following the satisfaction or waiver of the conditions set forth in the Merger Agreement, dated as of March 15, 2021 among the Company, Decoy, Intec Israel, Domestication Merger Sub Ltd., an Israeli company and a wholly-owned subsidiary of the Company, or Domestication Merger Sub, and Dillon Merger Subsidiary Inc., a Delaware corporation and wholly owned subsidiary of the Company, or Merger Sub, pursuant to which Merger Sub merged with and into Decoy, with Decoy surviving as a wholly owned subsidiary of the Company, or the Merger, and the business conducted by Decoy became the business conducted by the combined company.

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On July 27, 2021, we, Intec Israel and Domestication Merger Sub completed the previously announced domestication merger pursuant to the terms and conditions of the Domestication Merger Agreement, whereby Domestication Merger Sub merged with and into Intec Israel, with Intec Israel being the surviving entity and a wholly-owned subsidiary of ours. At the time of the Domestication Merger, Intec Israel continued to possess all of its assets, rights, powers and property as constituted immediately prior to the Domestication Merger and continued to be subject to all of its debts, liabilities and obligations as constituted immediately prior to the Domestication Merger.

Also, in connection with the Merger, we changed our name from “Intec Parent, Inc.” to “Indaptus Therapeutics, Inc.”.

Following completion of the Merger, our shares of common stock commenced trading at market open on August 4, 2021, on the Nasdaq Capital Market under the name “Indaptus Therapeutics, Inc.” and ticker symbol “INDP” and under the new CUSIP 45339J 105.

Winding Down of Accordion Pill Business

In connection with the completion of the Merger, on August 4, 2021, our board of directors determined to wind down the Accordion Pill business of Intec Israel which was completed as of the date of issuance of this prospectus.

In connection with the winding down, we laid off all our employees and we terminated our contracts with counterparties, including the termination of the process development agreement between Intec Israel and LTS Lohmann Therapie Systeme AG (LTS), and the termination of the unprotected lease agreement between Intec Israel and its landlord for the lease of offices located in Jerusalem, Israel.

Private Placement

In connection with the Merger, on July 23, 2021, we entered into a securities purchase agreement, or the 2021 Purchase Agreement, with a certain institutional investor pursuant to which we agreed to sell and issue, in a private placement, or the Private Placement, a pre-funded warrant to purchase up to 2,727,273 shares of our common stock, or the Pre-funded Warrant, and a warrant to purchase up to 2,727,273 of our common stock, or the Warrant, at a purchase price of $10.99 per Pre-funded Warrant and associated Warrant, for aggregate gross proceeds to us of approximately $30.0 million, before deducting the placement agent’s fees and other offering expenses payable by the Company. The Warrant has a term of five and one-half years, is exercisable immediately following the issuance date and has an exercise price of $11.00 per share, subject to adjustment as set forth therein.

On August 3, 2021, the Private Placement closed and in September 2021, the Pre-Funded Warrants were fully exercised. In addition, we issued to the placement agent a warrant to purchase 136,364 shares of our common stock at an exercise price of $13.75.

In connection with the 2021 Purchase Agreement, we entered into a registration rights agreement with the Purchaser requiring us to file a resale registration statement with the SEC to register for resale of the shares of our common stock issuable upon exercise of the Pre-Funded Warrant and Warrant. We subsequently filed a registration statement registering for resale the shares of our common stock issuable upon exercise of the Pre-Funded Warrant and Warrant which became effective on September 29, 2021.

The Purchase Agreement with Lincoln Park

On December 22, 2022, we entered into the Purchase Agreement with Lincoln Park, pursuant to which Lincoln Park has agreed to purchase from us up to an aggregate of $20.0 million of our common stock (subject to certain limitations) from time to time over the term of the Purchase Agreement. Also on December 22, 2022, we entered into a registration rights agreement with Lincoln Park, which we refer to in this prospectus as the Registration Rights Agreement, pursuant to which we filed with the SEC the registration statement that includes this prospectus to register for resale under the Securities Act of 1933, as amended, or the Securities Act, the shares of our common stock that have been and may be issued to Lincoln Park under the Purchase Agreement.

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Upon execution of the Purchase Agreement, we issued to Lincoln Park 142,450 initial commitment shares, or the Initial Commitment Shares, and are obligated to issue additional shares of common stock, or the Additional Commitment Shares, to Lincoln Park with a value of $125,000, calculated in accordance with the Purchase Agreement, on the date we have sold over $10.0 million shares of common stock under the Purchase Agreement, up to a maximum of 76,220 shares of common stock (to be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction), in each case as consideration for Lincoln Park’s irrevocable commitment to purchase shares of our common stock at our direction under the Purchase Agreement. We refer to the Initial Commitment Shares and Additional Commitment Shares collectively in this prospectus as Commitment Shares.

This prospectus covers the resale of up to 4,000,000 shares of our common stock comprised of: (i) 142,450 shares of our common stock that we have already issued to Lincoln Park as Initial Commitment Shares for making its irrevocable commitment to purchase shares of our common stock under the Purchase Agreement at our direction, (ii) up to a maximum of 76,220 Additional Commitment Shares that we are obligated pursuant to the Purchase Agreement to issue to Lincoln Park on the date the Company has sold over $10.0 million shares of common stock to Lincoln Park and, (iii) up to 3,781,330 shares of our common stock that we have reserved for issuance and sale to Lincoln Park under the Purchase Agreement from time to time from and after the date of this prospectus, if and when we determine to sell additional shares of our common stock to Lincoln Park under the Purchase Agreement.

We do not have the right to commence any sales of our common stock to Lincoln Park under the Purchase Agreement until certain conditions set forth in the Purchase Agreement, all of which are outside of Lincoln Park’s control, have been satisfied, including that the SEC has declared effective the registration statement that includes this prospectus. Thereafter, we may, from time to time and at our sole discretion for a period of 36 months (subject to a 12-month extension pursuant to the Purchase Agreement), on any business day that we select on which the closing sale price of our common stock equals or exceeds $0.50 per share, direct Lincoln Park to purchase up to 100,000 shares of our common stock, which amount may be increased depending on the market price of our common stock at the time of sale, subject to a maximum commitment of $1,500,000 per purchase, which we refer to in this prospectus as “Regular Purchases.” The maximum number of shares we may sell to Lincoln Park in a Regular Purchase may be increased to up to 400,000 shares, provided that the closing sale price of our common stock on the applicable purchase date is not below certain threshold prices set forth in the Purchase Agreement. In addition, Lincoln Park has committed to purchase other “accelerated amounts” and/or “additional accelerated amounts” under certain circumstances. We will control the timing and amount of any sales of our common stock to Lincoln Park. The purchase price of the shares of our common stock that may be sold to Lincoln Park in Regular Purchases under the Purchase Agreement will be based on the market price of our common stock at or preceding the time of sale as computed under the Purchase Agreement. The purchase price per share will be equitably adjusted as provided in the Purchase Agreement for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction as set forth in the Purchase Agreement. Following the satisfaction of conditions for the commencement of sales under the Purchase Agreement, we may at any time in our sole discretion terminate the Purchase Agreement without fee, penalty or cost upon one business day notice. There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement or Registration Rights Agreement, other than a prohibition on our entering into certain types of transactions that are defined in the Purchase Agreement as “Variable Rate Transactions.” Lincoln Park may not assign or transfer its rights and obligations under the Purchase Agreement.

Excluding the 142,450 Initial Commitment Shares previously issued to Lincoln Park under the Purchase Agreement, as of December 22, 2022, there were 8,258,597 shares of our common stock outstanding, of which 5,725,849 shares of our common stock were held by non-affiliates. Subsequent to the issuance of 218,670 Commitment Shares (assuming the maximum number of 76,220 Additional Commitment Shares were issued), if all of the 4,000,000 shares offered by Lincoln Park under this prospectus were issued and outstanding, such shares would represent approximately 48% of the total number of shares of our common stock outstanding and approximately 70% of the total number of outstanding shares held by non-affiliates, in each case as of December 22, 2022. The Purchase Agreement provides that we may sell up to an aggregate of $20.0 million of our common stock to Lincoln Park. We have filed the registration statement that includes this prospectus so that we may issue and sell to Lincoln Park up to 4,000,000 shares of our common stock from time to time from and after the date of this prospectus through sales under the Purchase Agreement. Depending on the market prices of our common stock at the time we elect to issue such shares to Lincoln Park under the Purchase Agreement, we may need to sell more shares to Lincoln Park than are offered under this prospectus to receive aggregate gross proceeds equal to the $20.0 million total commitment of Lincoln Park under the Purchase Agreement, in which case we must first register for resale under the Securities Act additional shares of our common stock, which could cause additional substantial dilution to our stockholders. The number of shares ultimately offered for resale by Lincoln Park is dependent upon the number of shares we issue and sell to Lincoln Park under the Purchase Agreement.

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The aggregate number of shares of common stock that we can issue to Lincoln Park under the Purchase Agreement may in no case exceed 1,650,893 shares (subject to adjustment as described above) of common stock (which is equal to approximately 19.99% of the shares of common stock outstanding immediately prior to the execution of the Purchase Agreement), or the Exchange Cap, unless (i) Company stockholder approval is obtained to issue Purchase Shares above the Exchange Cap, in which case the Exchange Cap will no longer apply, or (ii) the average price of all applicable sales of Common Stock to Lincoln Park under the Purchase Agreement equals or exceeds $1.64 per share of common stock (which represents the lower of (A) the Nasdaq official closing price of the common stock on the trading day immediately preceding the date of the Purchase Agreement or (B) the average Nasdaq official closing price of the common stock for the five consecutive trading days ending on the trading day immediately preceding the date of the Purchase Agreement).

The Purchase Agreement also prohibits us from directing Lincoln Park to purchase any shares of common stock if those shares, when aggregated with all other shares of our common stock then beneficially owned by Lincoln Park and its affiliates, would result in Lincoln Park and its affiliates having beneficial ownership, at any single point in time, of more than 9.99% of the then total outstanding shares of our common stock, as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and Rule 13d-3 thereunder, which limitation we refer to as the Beneficial Ownership Cap.

There are substantial risks to our stockholders as a result of the sale and issuance of common stock to Lincoln Park under the Purchase Agreement. These risks include substantial dilution, significant declines in our stock price and our inability to draw sufficient funds when needed. See “Risk Factors.” The sale of our common stock to Lincoln Park under the Purchase Agreement will not affect the rights or privileges of our other stockholders, except that the economic and voting interests of our existing stockholders will be diluted as a result of any such sale. Although the number of shares of common stock that our other stockholders own will not decrease, the shares owned by our other stockholders will represent a smaller percentage of our total outstanding shares after any such sale to Lincoln Park under the Purchase Agreement.

Our principal executive offices are located at 3 Columbus Circle, 15th Floor, New York, NY 10019 and our telephone number is (646) 427-2727. Our website address is http://www.indaptusrx.com. The information contained on, or that can be accessed through, our website is neither a part of nor incorporated into this Registration Statement. We have included our website address in this Registration Statement solely as an inactive textual reference.

THE OFFERING

Securities offered by the selling stockholder	We are registering the resale by the selling stockholder named in this prospectus, or its permitted transferee, of up to an aggregate of 4,000,000 shares of our common stock, par value $0.01 per share consisting of:

	●	142,450 Initial Commitment Shares issued to Lincoln Park on December 22, 2022, as consideration for its commitment to purchase shares of our common stock under the Purchase Agreement;

	●	up to 76,220 Additional Commitment Shares which is the maximum number of shares we are obligated to issue to Lincoln Park on the date we have sold over $10.0 million shares to Lincoln Park as consideration for its commitment to purchase shares of our common stock under the Purchase Agreement; and

	●	up to 3,781,330 shares of our common stock we may issue and sell to Lincoln Park from time to time after the date of this prospectus (subject to the limitations under the Lincoln Park Purchase Agreement, including the $20.0 million total commitment available thereunder).

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Shares of our common stock outstanding prior to this offering Shares of our common stock to be outstanding after this offering

8,401,047 shares of our common stock (which includes the 142,450 Initial Commitment Shares previously issued to Lincoln Park on execution of the Purchase Agreement).

12,258,597 shares of our common stock, including the issuance of 218,670 Commitment Shares (assuming the maximum number of 76,220 Additional Commitment Shares were issued) and assuming the sale of a total of 3,781,330 shares of common stock to Lincoln Park under the Purchase Agreement. The actual number of shares outstanding after this offering will vary depending upon the actual number of shares we issue and sell to Lincoln Park under the Purchase Agreement after the date of this prospectus.

Use of Proceeds	We will receive no proceeds from the sale of shares of our common stock by Lincoln Park in this offering. We may receive up to $20.0 million aggregate gross proceeds under the Purchase Agreement from any sales of shares of our common stock we make to Lincoln Park pursuant to the Purchase Agreement, assuming that we sell the full amount of our common stock that we have the right, but not the obligation to sell to Lincoln Park under the Purchase Agreement. Any proceeds that we receive from sales of shares of our common stock to Lincoln Park under the Purchase Agreement will be used for working capital and general corporate purposes. See “Use of Proceeds.”

Dividend Policy	We have never declared or paid cash dividends to our stockholders and we do not intend to pay cash dividends in the foreseeable future. See “Dividend Policy” beginning on page 17 of this prospectus for additional information.

Registration Rights	Under the terms of the Registration Rights Agreement, we have agreed to file the registration statement of which this prospectus forms a part in order to register the resale by the selling stockholder of the shares of our common stock offered hereby. See “Selling Stockholder” on page 18 of this prospectus for additional information.

Plan of Distribution	The selling stockholder, or their pledgees, donees, transferees, distributees, beneficiaries or other successors-in-interest, may offer or sell the shares of our common stock offered under this prospectus from time to time through public or private transactions at our prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The selling stockholder may also resell the shares of our common stock offered under this prospectus to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. See “Plan of Distribution” beginning on page 24 of this prospectus for additional information on the methods of sale that may be used by the selling stockholder.

Risk Factors	Investing in our common stock involves a high degree of risk. You should carefully read and consider the information beginning on page 7 of this prospectus set forth under the heading “Risk Factors” and all other information set forth in this prospectus and the documents incorporated herein and therein by reference before deciding to invest in our common stock.

Listing	Our common stock is listed on the Nasdaq Capital Market under the symbol “INDP”.

Unless otherwise indicated, the number of shares of common stock to be outstanding after this offering is based on 8,401,047 shares of common stock outstanding as of December 22, 2022 (which includes the 142,450 Initial Commitment Shares previously issued to Lincoln Park on execution of the Purchase Agreement) and excludes as of such date: (i) 1,762,873 shares of common stock issuable upon exercise of outstanding options under our Indaptus 2021 Stock Incentive Plan, or the 2021 Plan, at a weighted exercise price of $12.60, (ii) 224,494 shares of common stock reserved for potential future issuance pursuant to our 2021 Plan, (iii) 3,090,787 shares of common stock issuable upon the exercise of warrants outstanding at a weighted exercise price of $12.50 per share, and (iv) the Additional Commitment Shares and any additional shares that we may issue to Lincoln Park pursuant to the Purchase Agreement should we elect to sell such shares to Lincoln Park.

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RISK FACTORS

Investing in our securities involves a high degree of risk. Before making an investment decision with respect to our securities, we urge you to carefully consider the risks described below and in the “Risk Factors” sections of our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as well as our Current Reports on Form 8-K, filed with the SEC and incorporated by reference in this prospectus, and the other information contained in this prospectus. The risks and uncertainties incorporated by reference into this prospectus or described below are not the only ones we face. Additional risks and uncertainties not presently known or which we consider immaterial as of the date hereof may also materially harm our business and could result in a complete loss of your investment. If any of the matters discussed in the following risk factors were to occur, our business, financial condition, results of operations, cash flows, or prospects could be materially and adversely affected, the market price of our common stock could decline, and you could lose all or part of your investment in our securities.

Risks Related to the Offering

The sale or issuance of our common stock to Lincoln Park may cause dilution to our other stockholders and the sale of the shares of common stock acquired by Lincoln Park, or the perception that such sales may occur, could cause the price of our common stock to fall.

On December 22, 2022, we entered into the Purchase Agreement with Lincoln Park, pursuant to which Lincoln Park has committed to purchase up to $20.0 million of our shares of common stock. Upon the execution of the Purchase Agreement, we issued 142,450 Initial Commitment Shares to Lincoln Park as consideration for its commitment to purchase our shares of common stock under the Purchase Agreement and are obligated to issue up to 76,220 Additional Commitment Shares if we sell over $10.0 million shares of common stock to Lincoln Park under the Purchase Agreement. The remaining shares of our common stock that may be issued under the Purchase Agreement may be sold by us to Lincoln Park at our discretion from time to time over a 36-month period (subject to a 12-month extension pursuant to the Purchase Agreement) commencing after the satisfaction of certain conditions set forth in the Purchase Agreement, including that the SEC has declared effective the registration statement that includes this prospectus. The purchase price for the shares that we may sell to Lincoln Park under the Purchase Agreement will fluctuate based on the price of our shares of common stock. Depending on market liquidity at the time, sales of such shares may cause the trading price of our shares of common stock to fall.

We generally have the right to control the timing and amount of any sales of our shares to Lincoln Park. Additional sales of our common stock, if any, to Lincoln Park will depend upon market conditions, the trading price of our common stock, determinations by us as to the appropriate sources of funding for our company and its operations and other factors to be determined by us. We may ultimately decide to sell to Lincoln Park all, some, or none of the additional shares of our common stock that may be available for us to sell pursuant to the Purchase Agreement. If and when we do sell additional shares to Lincoln Park or issue Additional Commitment Shares to Lincoln Park, after Lincoln Park has acquired the shares, Lincoln Park may resell all, some or none of those shares at any time or from time to time in its discretion. Therefore, additional sales and issuances to Lincoln Park by us could result in substantial dilution to the interests of other holders of our common stock. Additionally, the sale or issuances of a substantial number of shares of our common stock to Lincoln Park, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

We may not have access to the full amount available under the Purchase Agreement with Lincoln Park. We may require additional financing to sustain our operations, without which we may not be able to continue operations, and the terms of subsequent financings may adversely impact our stockholders.

We may direct Lincoln Park to purchase up to $20.0 million worth of shares of our common stock from time to time under the Purchase Agreement over a 36-month period (subject to a 12-month extension pursuant to the Purchase Agreement), commencing after the satisfaction of certain conditions set forth in the Purchase Agreement, including that the SEC has declared effective the registration statement that includes this prospectus, generally in amounts up to 100,000 shares of our common stock, which may be increased to up to 400,000 shares of our common stock depending on the market price of our common stock at the time of sale, provided that Lincoln Park’s committed obligation under such single Regular Purchase shall not exceed $1,500,000.

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Depending on the prevailing market price of our common stock, we may not be able to sell shares to Lincoln Park for the maximum $20.0 million over the term of the Purchase Agreement. The Purchase Agreement includes restrictions on our ability to sell shares of our common stock to Lincoln Park, including, subject to specified limitations, (x) if a sale would cause us to issue, in the aggregate, a number of shares in excess of 1,650,893 shares (including the Commitment Shares), which represents 19.99% of the shares of our Common Stock outstanding as of the date of the Purchase Agreement, or (y) if a sale would cause Lincoln Park and its affiliates to beneficially own more than 9.99% of our issued and outstanding Common Stock. In addition, in order to fully utilize the $20.0 million available under the Purchase Agreement, we may need to issue, and accordingly would need to register, shares in excess of the shares covered by this prospectus. Accordingly, we cannot guarantee that we will be able to sell all $20.0 million of shares of common stock in this offering. If we cannot sell the full amount of the shares that Lincoln Park has committed to purchase because of these limitations, we may be required to utilize more costly and time-consuming means of accessing the capital markets, which could materially adversely affect our liquidity and cash position.

The extent we rely on Lincoln Park as a source of funding will depend on a number of factors, including the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources. If obtaining sufficient funding from Lincoln Park were to prove unavailable or prohibitively dilutive, we will need to secure another source of funding in order to satisfy our working capital needs. Even if we sell all $20.0 million of shares of our common stock under the Purchase Agreement to Lincoln Park, we may still need additional capital to finance our working capital needs, and we may have to raise funds through the issuance of equity or debt securities. Assuming a purchase price of $1.56 (which represents the closing price of our common stock on December 22, 2022), and that no Additional Commitment Shares are issued, the purchase by Lincoln Park of the entire 3,781,330 shares being registered hereunder that are available for purchase under the Purchase Agreement would result in gross proceeds to us of only approximately $5.9 million, which would result in a remaining $14.1 million available under the Purchase Agreement.

Our management will have broad discretion over the use of the net proceeds from our sale of shares of common stock to Lincoln Park, you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

Our management will have broad discretion as to the use of the net proceeds from our sale of shares of common stock to Lincoln Park, and we could use them for purposes other than those contemplated at the time of commencement of this offering. Accordingly, you will be relying on the judgment of our management with regard to the use of those net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest those net proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows.

Our stockholders may experience substantial dilution in the value of their investment if we issue additional shares of our capital stock, including in connection with the sale or issuance of our common stock to Lincoln Park and the sale of the shares of common stock acquired by Lincoln Park. Further, sales of our common stock, or the perception that such sales may occur, could cause the price of our common stock to decline.

We may ultimately decide to sell to Lincoln Park all, some, or none of the shares of our common stock that may be available for us to sell pursuant to the Purchase Agreement. The purchase price for the shares that we may sell to Lincoln Park under the Purchase Agreement will fluctuate based on the price of our common stock. Depending on market liquidity at the time, sales of such shares may cause the trading price of our common stock to fall. If and when we do sell shares to Lincoln Park, after Lincoln Park has acquired the shares, Lincoln Park may resell all or some of those shares at any time or from time to time in its discretion. Therefore, sales to Lincoln Park by us could result in substantial dilution to the interests of other holders of our common stock. Additionally, the sale of a substantial number of shares of our common stock to Lincoln Park, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

Our Amended and Restated Certificate of Incorporation allows us to issue up to 200 million shares of our common stock and to issue and designate the rights of, without stockholder approval, and up to 5 million shares of preferred stock. We will need to seek additional equity or debt financing to provide the capital required to maintain or expand our operations. This in turn may require us to issue a substantial amount of securities. As a result, we may in the future sell additional shares of our common stock or other securities convertible into or exchangeable for our common stock, including at prices that may be lower than the prices paid by existing stockholders, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders, which could result in substantial dilution to the interests of existing stockholders. There can be no assurance that we will be able to attract the capital needed to execute on our business plan and sustain our operations. Moreover, we cannot predict the size of future issuances of our common stock, as well as securities convertible into or exercisable for common stock, or the effect, if any, that future issuances and sales of our securities will have on the market price of our common stock. A substantial majority of the outstanding shares of our common stock, as well as a substantial majority of the shares of common stock issuable upon exercise of outstanding options, are freely tradable without restriction or further registration under the Securities Act. Sales of substantial amounts of our common stock, as well as securities convertible into or exercisable for common stock, including shares issued in connection with an acquisition or securing funds to complete any clinical trial plans, or the perception that such sales could occur, may result in substantial dilution and may adversely affect prevailing market prices for our common stock.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus contain “forward-looking statements,” which include information relating to future events, future financial performance, strategies, expectations, competitive environment and regulation. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, as well as statements in future tense, identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and will probably not be accurate indications of when such performance or results will be achieved. Forward-looking statements are based on information we have when those statements are made or our management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Our actual results may differ, including materially, from those anticipated in these forward-looking statements as a result of various risks and uncertainties. These risks and uncertainties include, but are not limited to, those risks discussed in this prospectus under “Risk Factors,” the risks described under “Part I—Item 1A—Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021, and under “Part II, Item 1A—Risk Factors” in our Quarterly Reports on Form 10-Q, both of which are incorporated herein by reference, as well as, without limitation, risks associated with:

●	our plans to develop and potentially commercialize our technology;

●	the timing and cost of our planned investigational new drug application and any clinical trials;

●	the completion and receipt of favorable results in any clinical trials;

●	our ability to obtain and maintain regulatory approval of any product candidate;

●	our ability to protect and maintain its intellectual property and licensing arrangements;

●	our ability to develop, manufacture and commercialize our product candidates;

●	the risk of product liability claims, the availability of reimbursement, the influence of extensive and costly government regulation;

We believe these forward-looking statements are reasonable; however, these statements are only current predictions and are subject to known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements.

All forward-looking statements attributable to us or persons acting on our behalf speak only as of the date hereof and are expressly qualified in their entirety by the cautionary statements included in this prospectus. We undertake no obligations to update or revise forward-looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events, except as required by law. In evaluating forward-looking statements, you should consider these risks and uncertainties and not place undue reliance on our forward-looking statements.

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THE LINCOLN PARK TRANSACTION

General

On December 22, 2022, we entered into the Purchase Agreement with Lincoln Park, pursuant to which Lincoln Park has agreed to purchase from us up to an aggregate of $20.0 million of our common stock (subject to certain limitations) from time to time over the term of the Purchase Agreement. Also on December 22, 2022, we entered into the Registration Rights Agreement pursuant to which we filed with the SEC the registration statement that includes this prospectus to register for resale under the Securities Act the shares of our common stock that have been and may be issued to Lincoln Park under the Purchase Agreement.

This prospectus covers the resale of up to 4,000,000 shares of our common stock comprised of: (i) 142,450 shares of our common stock that we have already issued to Lincoln Park as Initial Commitment Shares for making its irrevocable commitment to purchase shares of our common stock under the Purchase Agreement at our direction, (ii) up to a maximum of 76,220 Additional Commitment Shares that we are obligated to issue to Lincoln Park on the date the Company has sold over $10.0 million shares of common stock to Lincoln Park, and (iii) up to 3,781,330 shares of our common stock that we have reserved for issuance and sale to Lincoln Park under the Purchase Agreement from time to time from and after the date of this prospectus, if and when we determine to sell additional shares of our common stock to Lincoln Park under the Purchase Agreement.

We do not have the right to commence any sales of our common stock to Lincoln Park under the Purchase Agreement until certain conditions set forth in the Purchase Agreement, all of which are outside of Lincoln Park’s control, have been satisfied, including that the SEC has declared effective the registration statement that includes this prospectus. Thereafter, we may, from time to time and at our sole discretion for a period of 36 months (subject to a 12-month extension pursuant to the Purchase Agreement), on any business day that we select on which the closing sale price of our common stock equals or exceeds $0.50 per share, direct Lincoln Park to purchase up to 100,000 shares of our common stock, which amount may be increased depending on the market price of our common stock at the time of sale, subject to a maximum commitment of $1,500,000 per purchase, which we refer to in this prospectus as “Regular Purchases.” The maximum number of shares we may sell to Lincoln Park in a Regular Purchase may be increased to up to 400,000 shares, provided that the closing sale price of our common stock on the applicable purchase date is not below certain threshold prices set forth in the Purchase Agreement. In addition, Lincoln Park has committed to purchase other “accelerated amounts” and/or “additional accelerated amounts” under certain circumstances. We will control the timing and amount of any sales of our common stock to Lincoln Park. The purchase price of the shares of our common stock that may be sold to Lincoln Park in Regular Purchases under the Purchase Agreement will be based on the market price of our common stock at or preceding the time of sale as computed under the Purchase Agreement. The purchase price per share will be equitably adjusted as provided in the Purchase Agreement for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction as set forth in the Purchase Agreement. Following the satisfaction of conditions for the commencement of sales under the Purchase Agreement, we may at any time in our sole discretion terminate the Purchase Agreement without fee, penalty or cost upon one business day notice. There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement or Registration Rights Agreement, other than a prohibition on our entering into certain types of transactions that are defined in the Purchase Agreement as “Variable Rate Transactions.” Lincoln Park may not assign or transfer its rights and obligations under the Purchase Agreement.

Upon execution of the Purchase Agreement, we issued to Lincoln Park 142,450 Initial Commitment Shares and are obligated to issue additional shares of common stock to Lincoln Park with a value of $125,000, calculated in accordance with the Purchase Agreement, on the date we have sold over $10.0 million shares of common stock under the Purchase Agreement, up to a maximum of 76,220 shares of common stock (to be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction), in each case as consideration for Lincoln Park’s irrevocable commitment to purchase shares of our common stock at our direction under the Purchase Agreement.

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Excluding the 142,450 Initial Commitment Shares previously issued to Lincoln Park under the Purchase Agreement, as of December 22, 2022, there were 8,258,597 shares of our common stock outstanding, of which 5,725,849 shares of our common stock were held by non-affiliates. Subsequent to the issuance of 218,670 Commitment Shares (assuming the maximum number of 76,220 Additional Commitment Shares were issued), if all of the 4,000,000 shares offered by Lincoln Park under this prospectus were issued and outstanding, such shares would represent approximately 48% of the total number of shares of our common stock outstanding and approximately 70% of the total number of outstanding shares held by non-affiliates, in each case as of December 22, 2022. The Purchase Agreement provides that we may sell up to an aggregate of $20.0 million of our common stock to Lincoln Park. We have filed the registration statement that includes this prospectus so that we may issue and sell to Lincoln Park up to 4,000,000 shares of our common stock from time to time from and after the date of this prospectus through sales under the Purchase Agreement. Depending on the market prices of our common stock at the time we elect to issue such shares to Lincoln Park under the Purchase Agreement, we may need to sell more shares to Lincoln Park than are offered under this prospectus to receive aggregate gross proceeds equal to the $20.0 million total commitment of Lincoln Park under the Purchase Agreement, in which case we must first register for resale under the Securities Act additional shares of our common stock, which could cause additional substantial dilution to our stockholders. The number of shares ultimately offered for resale by Lincoln Park is dependent upon the number of shares we issue and sell to Lincoln Park under the Purchase Agreement.

The aggregate number of shares of Common Stock that we can issue to Lincoln Park under the Purchase Agreement may in no case exceed 1,650,893 shares (subject to adjustment as described above) of common stock (which is equal to approximately 19.99% of the shares of common stock outstanding immediately prior to the execution of the Purchase Agreement), or the Exchange Cap, unless (i) Company stockholder approval is obtained to issue Purchase Shares above the Exchange Cap, in which case the Exchange Cap will no longer apply, or (ii) the average price of all applicable sales of Common Stock to Lincoln Park under the Purchase Agreement equals or exceeds $1.64 per share of common stock (which represents the lower of (A) the Nasdaq official closing price of the common stock on the trading day immediately preceding the date of the Purchase Agreement or (B) the average Nasdaq official closing price of the common stock for the five consecutive trading days ending on the trading day immediately preceding the date of the Purchase Agreement).

The Purchase Agreement also prohibits us from directing Lincoln Park to purchase any shares of common stock if those shares, when aggregated with all other shares of our common stock then beneficially owned by Lincoln Park and its affiliates, would result in Lincoln Park and its affiliates having beneficial ownership, at any single point in time, of more than the Beneficial Ownership Cap.

There are substantial risks to our stockholders as a result of the sale and issuance of common stock to Lincoln Park under the Purchase Agreement. These risks include substantial dilution, significant declines in our stock price and our inability to draw sufficient funds when needed. See “Risk Factors.” The sale of our common stock to Lincoln Park under the Purchase Agreement will not affect the rights or privileges of our other stockholders, except that the economic and voting interests of our existing stockholders will be diluted as a result of any such sale. Although the number of shares of common stock that our other stockholders own will not decrease, the shares owned by our other stockholders will represent a smaller percentage of our total outstanding shares after any such sale to Lincoln Park under the Purchase Agreement.

Purchase of Shares of our Common Stock under the Purchase Agreement

Under the Purchase Agreement, we may from time to time direct Lincoln Park to purchase up to 100,000 shares of our common stock in a Regular Purchase on such business day, provided that the closing sale price of common stock on the purchase date is not below a threshold price set forth in the Purchase Agreement (a “Regular Purchase”). The Regular Purchase may be increased to various limits, up to 400,000 shares of our common stock, provided that the closing sale price of our common stock on the applicable purchase date equals or exceeds certain higher threshold price set forth in the Purchase Agreement, provided that Lincoln Park’s maximum commitment in any single Regular Purchase may not exceed $1,500,000. The above-referenced share amount limitations and closing sale price thresholds are subject to proportionate adjustment in the event of a reorganization, recapitalization, non-cash dividend, stock split or other similar transaction as provided in the Purchase Agreement; provided, that if after giving effect to such full proportionate adjustment, the adjusted Regular Purchase Share Limit would preclude us from requiring Lincoln Park to purchase shares of our common stock at an aggregate purchase price equal to or greater than $150,000 in any single Regular Purchase, then the Regular Purchase Share Limit will not be fully adjusted, but rather the Regular Purchase Share Limit for such Regular Purchase shall be adjusted as specified in the Purchase Agreement, such that, after giving effect to such adjustment, the Regular Purchase Share Limit will be equal to (or as close as can be derived from such adjustment without exceeding) $150,000.

The purchase price per share for each such Regular Purchase will be equal to the lower of:

●	the lowest sale price for our common stock on the purchase date for such shares of our common stock; and

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●	the arithmetic average of the 3 lowest closing sale prices for our common stock during the 10 consecutive business days ending on the business day immediately preceding the purchase date of such shares of our common stock.

In addition to Regular Purchases described above, we may also direct Lincoln Park, on any business day on which we have properly submitted a Regular Purchase notice directing Lincoln Park to purchase the maximum number of shares of our common stock that we are then permitted to include in a single Regular Purchase notice, to purchase an additional amount of our common stock, which we refer to as an Accelerated Purchase, not to exceed the lesser of:

●	30% of the aggregate number of shares of our common stock traded during all or, if certain trading volume or market price thresholds specified in the Purchase Agreement are crossed on the applicable Accelerated Purchase date, which is defined as the next business day following the purchase date for the corresponding Regular Purchase, the portion of the normal trading hours on the applicable Accelerated Purchase date prior to such time that any one of such thresholds is crossed, which period of time on the applicable Accelerated Purchase date we refer to as the Accelerated Purchase Measurement Period; and

●	300% of the number of shares purchased pursuant to the corresponding Regular Purchase.

The purchase price per share for each such Accelerated Purchase will be equal to 97% of the lower of:

●	the volume weighted average price of our common stock during the Accelerated Purchase Measurement Period on the applicable Accelerated Purchase date; and

●	the closing sale price of our common stock on the applicable Accelerated Purchase date.

We may also direct Lincoln Park, not later than 1:00 p.m., Eastern time, on a business day on which an Accelerated Purchase has been completed and all of the shares of our common stock to be purchased thereunder (and under the corresponding Regular Purchase) have been properly delivered to Lincoln Park in accordance with the Purchase Agreement prior to such time on such business day, to purchase an additional amount of our common stock, which we refer to as an Additional Accelerated Purchase, of up to the lesser of:

●	30% of the aggregate number of shares of our common stock traded during a certain portion of the normal trading hours on such Accelerated Purchase date as determined in accordance with the Purchase Agreement, which period of time we refer to as the Additional Accelerated Purchase Measurement Period; and

●	300% of the number of purchase shares purchased pursuant to the Regular Purchase corresponding to the Accelerated Purchase that was completed on such Accelerated Purchase date on which an Additional Accelerated Purchase notice was properly received.

We may, in our sole discretion, submit multiple Additional Accelerated Purchase notices to Lincoln Park prior to 1:00 p.m., Eastern time, on a single Accelerated Purchase date, provided that all prior Accelerated Purchases and Additional Accelerated Purchases (including those that have occurred earlier on the same day) have been completed and all of the shares of our common stock to be purchased thereunder (and under the corresponding Regular Purchase) have been properly delivered to Lincoln Park in accordance with the Purchase Agreement.

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The purchase price per share for each such Additional Accelerated Purchase will be equal to 97% of the lower of:

●	the volume weighted average price of our common stock during the applicable Additional Accelerated Purchase Measurement Period on the applicable Additional Accelerated Purchase date; and

●	the closing sale price of our common stock on the applicable Additional Accelerated Purchase date.

In the case of Regular Purchases, Accelerated Purchases and Additional Accelerated Purchases, the purchase price per share will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring during the business days used to compute the purchase price.

Other than as described above, there are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our common stock to Lincoln Park.

Events of Default

Events of default under the Purchase Agreement include the following:

●	the effectiveness of the registration statement of which this prospectus forms a part lapses for any reason (including, without limitation, the issuance of a stop order), or any required prospectus supplement and accompanying prospectus are unavailable for the resale by Lincoln Park of our common stock offered hereby, and such lapse or unavailability continues for a period of 10 consecutive business days or for more than an aggregate of 30 business days in any 365-day period;

●	suspension by our principal market of our common stock from trading for a period of one business day;

●	the de-listing of our common stock from the Nasdaq Capital Market, our principal market, provided our common stock is not immediately thereafter trading on the New York Stock Exchange, the Nasdaq Global Market, the Nasdaq Global Select Market, the NYSE American, the NYSE Arca, the OTC Bulleting Board, or the OTCQX or the OTCQB operated by OTC Markets Group, Inc. (or any nationally recognized successor to any of the foregoing). See the discussion about compliance with Nasdaq listing standards at the bottom of this subsection “—Events of Default;”

●	the failure of our transfer agent to issue to Lincoln Park shares of our common stock within two business days after the applicable date on which Lincoln Park is entitled to receive such shares of our common stock;

●	any breach of the representations or warranties or covenants contained in the Purchase Agreement or Registration Rights Agreement that has or could have a material adverse effect on us and, in the case of a breach of a covenant that is reasonably curable, that is not cured within five business days;

●	any voluntary or involuntary participation or threatened participation in insolvency or bankruptcy proceedings by or against us; or

●	if at any time we are not eligible to transfer our common stock electronically as DWAC shares.

Lincoln Park does not have the right to terminate the Purchase Agreement upon any of the events of default set forth above, although the Purchase Agreement would automatically terminate in the event of any voluntary or involuntary participation or threatened participation in insolvency or bankruptcy proceedings by or against us. During an event of default, all of which are outside of Lincoln Park’s control, we may not direct Lincoln Park to purchase any shares of our common stock under the Purchase Agreement.

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Our Termination Rights

Following the satisfaction of conditions for the commencement of sales under the Purchase Agreement, we have the unconditional right, at any time, for any reason and without any payment or liability to us, to give notice to Lincoln Park to terminate the Purchase Agreement.

No Short-Selling or Hedging by Lincoln Park

Lincoln Park has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the Purchase Agreement.

Prohibitions on Variable Rate Transactions

There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement or Registration Rights Agreement other than a prohibition on entering into a “Variable Rate Transaction,” as defined in the Purchase Agreement.

Effect of Performance of the Purchase Agreement on Our Stockholders

All 4,000,000 shares of our common stock being registered for resale in this offering that may be sold or have been sold by us to Lincoln Park under the Purchase Agreement are expected to be freely tradable. It is anticipated that shares registered for resale in this offering will be sold at our sole discretion from time to time from and after the date of this prospectus for a period of 36 months (subject to a 12-month extension pursuant to the Purchase Agreement). The sale by Lincoln Park of a significant amount of shares of our common stock registered in this offering at any given time could cause the market price of our common stock to decline and to be highly volatile. Sales of our common stock to Lincoln Park, if any, will depend upon market conditions, the trading price of our common stock, determinations by us as to the appropriate source of funding for our company and its operations and other factors to be determined by us. We may ultimately decide to sell to Lincoln Park all, some or none of the shares of our common stock that may be available for us to sell pursuant to the Purchase Agreement. If and when we do sell shares of our common stock to Lincoln Park, after Lincoln Park has acquired the shares of our common stock, Lincoln Park may resell all, some or none of those shares of our common stock at any time or from time to time in its discretion. Therefore, sales to Lincoln Park by us under the Purchase Agreement may result in substantial dilution to the interests of other holders of our common stock. In addition, if we sell a substantial number of shares of our common stock to Lincoln Park under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares of our common stock or the mere existence of our arrangement with Lincoln Park may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales. However, we have the right to control the timing and amount of any sales of our common stock to Lincoln Park and the Purchase Agreement may be terminated by us at any time without any cost to us.

Pursuant to the terms of the Purchase Agreement, we have the right, but not the obligation, from time to time to direct Lincoln Park to purchase up to $20.0 million of our common stock (exclusive of the Commitment Shares). Depending on the price per share at which we sell our shares of common stock to Lincoln Park pursuant to the Purchase Agreement, we may need to sell to Lincoln Park under the Purchase Agreement more of our shares of common stock than are offered under this prospectus in order to receive aggregate gross proceeds equal to the $20.0 million total commitment available to us under the Purchase Agreement. If we choose to do so, we must first register for resale under the Securities Act such additional shares of our common stock, which could cause additional substantial dilution to our stockholders. Conversely, depending on the market prices of our shares of common stock at the time of any sales to Lincoln Park under the Purchase Agreement, we may need to sell less than the number of shares of common stock being offered under this prospectus, given the $20.0 million total commitment available to us under the Purchase Agreement. The number of shares ultimately offered for resale by Lincoln Park under this prospectus is dependent upon the number of shares we direct Lincoln Park to purchase under the Purchase Agreement.

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The Purchase Agreement prohibits us from issuing or selling to Lincoln Park under the Purchase Agreement (i) shares of common stock in excess of the Exchange Cap, unless and until we obtain shareholder approval to issue shares in excess of the Exchange Cap or the average price of all applicable sales of our shares of common stock to Lincoln Park under the Purchase Agreement equals or exceeds $1.64 (which represents the closing price of our shares of common stock on December 21, 2022), such that the transactions contemplated by the Purchase Agreement are exempt from the Exchange Cap limitation under applicable The Nasdaq Stock Market rules, and (ii) any shares of common stock if those shares, when aggregated with all other shares of common stock then beneficially owned by Lincoln Park and its affiliates, would exceed the Beneficial Ownership Cap.

We have filed the registration statement that includes this prospectus so that we may issue to Lincoln Park up to 3,781,330 shares of our common stock from time to time from and after the date of this prospectus through sales under the Purchase Agreement. The following table sets forth the amount of gross proceeds we may receive from Lincoln Park from our sale of up to 3,781,330 shares of our common stock that we may issue and sell to Lincoln Park in the future under the Purchase Agreement assuming that all such common stock is sold at varying purchase prices designated below:

Assumed Average Purchase Price Per Share		Number of Shares to be Issued if Full Purchase(1)		Percentage of Outstanding Shares of Common Stock After Giving Effect to the Sales to Lincoln Park(2)	Gross Proceeds from the Future Sale of Shares to Lincoln Park Under the Purchase Agreement(1)
$0.50		1,650,893	(3)	16.42%	$825,446
$1.00		1,650,893	(3)	16.42%	$1,650,893
$1.64	(4)	1,650,893	(3)	16.42%	$2,707,465
$2.00		3,781,330		31.04%	$7,562,660
$3.00		3,781,330		31.04%	$11,343,990
$4.00		3,781,330		31.04%	$15,125,320

(1)	Although the Purchase Agreement provides that we may sell up to $20.0 million of our common stock to Lincoln Park, we are only registering 4,000,000 shares of our common stock for resale under the registration statement of which this prospectus is a part, including 218,670 Commitment Shares, which may or may not cover all the shares of our common stock we ultimately sell to Lincoln Park under the Purchase Agreement, depending on the purchase price per share.

(2)	The denominator is based on 8,258,597 shares of our common stock outstanding as of December 21, 2022, plus the issuance of 218,670 Commitment Shares (assuming the maximum number of 76,220 Additional Commitment Shares were issued), adjusted to include the number of shares set forth in the adjacent column which we would have sold to Lincoln Park, assuming the purchase price in the adjacent column. The numerator is based on the number of shares issuable under the Purchase Agreement at the corresponding assumed purchase price set forth in the adjacent column plus the 218,670 Commitment Shares and without giving effect to the Beneficial Ownership Cap.

(3)	Pursuant to the Purchase Agreement, if the average price paid for the shares is less than $1.64 per share, then the number of shares to be issued will not exceed 1,650,893 shares, which equals 19.99% of the Company’s outstanding shares of common stock as of the date of the Purchase Agreement.

(4)	The closing sale price per share of our common stock on December 21, 2022.

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USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by Lincoln Park. We will receive no proceeds from the sale of shares of common stock by Lincoln Park in this offering. We may receive up to $20.0 million in aggregate gross proceeds under the Purchase Agreement from any sales we make to Lincoln Park pursuant to the Purchase Agreement. We estimate that the net proceeds to us, assuming a purchase price of $1.64 (which represents the closing price of our common stock on December 21, 2022) from the sale of our common stock to Lincoln Park pursuant to the Purchase Agreement would be up to $6.1 million, assuming that we sell the full amount of our common stock that we have the right, but not the obligation, to sell to Lincoln Park under the Purchase Agreement, and after estimated fees and expenses.

Assuming a purchase price of $1.64 (which represents the closing price of our common stock on December 21, 2022), the purchase by Lincoln Park of the entire 3,781,330 shares being registered for resale hereunder would result in gross proceeds to us of approximately $6.2 million. See “Plan of Distribution” elsewhere in this prospectus for more information.

We expect to use any proceeds that we receive under the Purchase Agreement for working capital and general corporate purposes. The amounts and timing of these expenditures will depend on a number of factors, such as the timing and progress of our research and development efforts, regulatory actions affecting our product candidates and our business, technological advances and the competitive environment for our product candidates. As we are unable to predict the timing or amount of potential issuances of all of the shares being registered hereunder that are issuable to the Purchase Agreement, we cannot specify with certainty all of the particular uses for the net proceeds that we will have from the sale of such shares. Accordingly, our management will have broad discretion in the application of the net proceeds. We may also use a portion of the net proceeds to acquire or invest in complementary businesses, technologies, product candidates or other intellectual property, although we have no present commitments or agreements to do so. We may use the proceeds for purposes that are not contemplated at the time of this offering. Pending application of the net proceeds for the purposes as described above, we may invest the net proceeds in short-term, interest-bearing securities, investment grade securities, certificates of deposit or direct or guaranteed obligations of the U.S. government. It is possible that no further shares will be issued under the Purchase Agreement.

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DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We currently intend to retain our future earnings, if any, for use in our business and therefore do not anticipate paying cash dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

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SELLING STOCKHOLDER

This prospectus relates to the possible resale by the selling stockholder, Lincoln Park, of shares of our common stock that have been and may be issued to Lincoln Park pursuant to the Purchase Agreement. We are filing the registration statement that includes this prospectus pursuant to the provisions of the Registration Rights Agreement, which we entered into with Lincoln Park on December 22, 2022, concurrently with our execution of the Purchase Agreement, in which we agreed to provide certain registration rights with respect to sales by Lincoln Park of the shares of our common stock that have been and may be issued to Lincoln Park under the Purchase Agreement.

Lincoln Park, as the selling stockholder, may, from time to time, offer and sell pursuant to this prospectus up to 4,000,000 shares of our common stock that we may have issued or may sell to Lincoln Park under the Purchase Agreement. The selling stockholder may sell some, all, or none of its shares of common stock. We do not know how long the selling stockholder will hold the shares of our common stock before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholder regarding the sale of any of the shares of common stock. See “Plan of Distribution”.

The table below sets forth, to our knowledge, information concerning the beneficial ownership of shares of our common stock by the selling stockholder as of December 22, 2022. The percentages of shares owned before and after the offering are based on 8,401,047 shares of our common stock outstanding as of December 22, 2022, which includes the 142,450 Initial Commitment Shares that we issued to Lincoln Park upon our execution of the Purchase Agreement. The information in the table below with respect to the selling stockholder has been obtained from the selling stockholder.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

Throughout this prospectus, when we refer to the shares of common stock being offered for resale by the selling stockholder through this prospectus, we are referring to the shares of common stock that have been and may be issued and sold by us to Lincoln Park pursuant to the Purchase Agreement, unless otherwise indicated.

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering(2)		Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus(3)	Number of Shares of Common Stock Owned After Offering(4)
	Number	Percent		Number	Percent
Lincoln Park Capital Fund, LLC(1)	142,450	1.7	4,000,000	-	-

(1)	Josh Scheinfeld and Jonathan Cope, the Managing Members of Lincoln Park Capital, LLC, the manager of Lincoln Park Capital Fund, LLC, are deemed to be beneficial owners of all of the shares of common stock owned directly by Lincoln Park Capital Fund, LLC. Messrs. Cope and Scheinfeld have shared voting and investment power over the shares of common stock being offered under the registration statement filed with the SEC in connection with the transactions contemplated under the Purchase Agreement and the Registration Rights Agreement. Neither Lincoln Park Capital, LLC nor Lincoln Park Capital Fund, LLC is a licensed broker dealer or an affiliate of a licensed broker dealer.

(2)	Represents the 142,450 Initial Commitment Shares issued to Lincoln Park as a commitment fee for making its irrevocable commitment to purchase our common stock under the Purchase Agreement. In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares of our common stock beneficially owned prior to the offering (i) all of the shares of our common stock that we may issue and sell to Lincoln Park pursuant to the Purchase Agreement from and after commencement that are being registered for resale under the registration statement that includes this prospectus, because the issuance and sale of such shares to Lincoln Park under the Purchase Agreement is solely at our discretion and is subject to certain conditions, the satisfaction of all of which are outside of Lincoln Park’s control, including the registration statement that includes this prospectus becoming and remaining effective under the Securities Act, and (ii) any Additional Commitment Shares because such Additional Commitment Shares are only issuable to Lincoln Park if we have sold over $10,000,000 shares to Lincoln Park under the Purchase Agreement. Furthermore, under the terms of the Purchase Agreement, issuances and sales of shares of our common stock to Lincoln Park under the Purchase Agreement are subject to certain limitations on the amounts we may sell to Lincoln Park at any time, including the Beneficial Ownership Cap.

(3)	Although the Purchase Agreement provides that we may sell up to $20.0 million of our common stock to Lincoln Park, we are only registering 4,000,000 shares of our common stock for resale under this prospectus, including the 142,450 Initial Commitment Shares that have been issued by us to Lincoln Park and 76,220 Additional Commitment Shares which are only issuable to Lincoln Park if we have sold over $10,000,000 shares to Lincoln Park under the Purchase Agreement and, in both instances, in consideration of Lincoln Park’s obligation to purchase shares of our common stock at our direction under the Purchase Agreement and, for which we will receive no cash proceeds. Therefore, only 3,781,330 of such shares represent shares that we may issue and sell to Lincoln Park for cash consideration in purchases under the Purchase Agreement from time to time, at our sole discretion, during the 36-month period (subject to a 12-month extension pursuant to the Purchase Agreement). Depending on the price per share at which we sell our common stock to Lincoln Park pursuant to the Purchase Agreement, we may need to sell to Lincoln Park under the Purchase Agreement more shares of our common stock than are offered under this prospectus in order to receive aggregate gross proceeds equal to the full $20.0 million available to us under the Purchase Agreement. If we choose to do so, we must first register for resale under the Securities Act such additional shares. The number of shares ultimately offered for resale by Lincoln Park is dependent upon the number of shares we sell to Lincoln Park under the Purchase Agreement.

(4)	Assumes the sale of all shares of common stock registered pursuant to this prospectus, although the selling stockholder is under no obligation to sell any shares of common stock at this time.

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DESCRIPTION OF SECURITIES

This section describes the general terms and provisions of the shares of our common stock, par value $0.01 per share, and preferred stock, par value $0.01 per share, and some of the provisions of our certificate of incorporation and bylaws and of the Delaware General Corporation Law, or DGCL. This description is only a summary. Our amended and restated certificate of incorporation, as amended, and our amended and restated bylaws have been filed as exhibits to our periodic reports filed with the SEC, which are incorporated by reference in this prospectus. You should read our amended and restated certificate of incorporation and our amended and restated bylaws for additional information before you buy any of our common stock, preferred stock or other securities. See “Where You Can Find More Information.”

General

Our authorized capital stock consists of shares made up of 200,000,000 shares of common stock, par value $0.01 per share and 5,000,000 shares of undesignated preferred stock, par value $0.01 per share.

Common stock

Each share of our common stock outstanding is entitled to one vote on all matters on which our stockholders generally are entitled to vote. However, holders of our common stock are not be entitled to vote on any amendment to the Amended and Restated Certificate of Incorporation that relates solely to the terms of one or more outstanding classes or series of preferred stock if the holders of such affected classes or series are entitled, either separately or together with the holders of one or more other such class or series, to vote thereon pursuant to the Amended and Restated Certificate of Incorporation or the DGCL.

Generally, the Amended and Restated Bylaws provide that, subject to applicable law or the Amended and Restated Certificate of Incorporation and/or the Amended and Restated Bylaws, all corporate actions to be taken by vote of the stockholders are authorized by a majority of the votes cast by the stockholders entitled to vote thereon who are present in person, or by remote communication, if applicable, or represented by proxy, and where a separate vote by class or series is required, a majority of the votes cast by the stockholders of such class or series who are present in person, or by remote communication, if applicable, or represented by proxy will be the act of such class or series. Directors are elected by a plurality of the votes cast at a meeting of our stockholders for the election of directors at which a quorum is present.

Subject to the rights of holders of any then outstanding class or series of preferred stock, holders of our common stock are entitled to receive dividends and other distributions in cash, stock or property as the board of directors may declare thereon from time to time, and share equally on a per share basis in all such dividends and other distributions. In the event of our dissolution, whether voluntary or involuntary, after the payment in full of the amounts required to be paid to the holders of any outstanding class or series of preferred stock, our remaining assets and funds available for distribution will be distributed pro rata to the holders of our Common stock in proportion to the number of shares held by them and to the holders of any class or series of preferred stock entitled to a distribution. Holders of our Common stock do not have preemptive rights to purchase shares of our Common stock. All outstanding shares of our Common stock are to be fully paid and non-assessable. The rights, preferences and privileges of holders of our Common stock are subject to those of the holders of any outstanding class or series of our preferred stock that we may issue in the future.

Blank Check Preferred Stock

Our board of directors may, from time to time, authorize the issuance of one or more classes or series of preferred stock without stockholder approval. The Amended and Restated Certificate of Incorporation permits us to issue up to 5,000,000 shares of preferred stock. The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of our capital stock entitled to vote thereon, without a separate class vote of the holders of preferred stock, or any separate series votes of any series thereof, unless a vote of any such holders is required pursuant to the terms of any preferred stock certificate of designations.

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Subject to the provisions of the Amended and Restated Certificate of Incorporation and limitations prescribed by law, our board of directors is expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of preferred stock, for classes and series of preferred stock. The board of directors may fix the number of shares constituting such class or series and the designation of such class or series and the powers (including voting, if any), preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such class or series. Each class or series is appropriately designated by a distinguishing designation prior to the issuance of any shares thereof. The powers (including voting, if any), preferences and relative, participating, optional and other special rights of each series of preferred stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other classes and series of preferred stock at any time outstanding.

The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, may adversely affect the rights our common stockholders by, among other things:

●	restricting dividends on the common stock;

●	diluting the voting power of the common stock;

●	impairing the liquidation rights of the common stock; or

●	delaying or preventing a change in control without further action by the stockholders.

As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our common stock. There is no current intention for us to issue any shares of preferred stock.

Anti-takeover Effects of Certain Provisions of the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws

General

The Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws contains provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and that could make it more difficult to acquire control of us by means of a tender offer, open market purchases, a proxy contest or otherwise. A description of these provisions is set forth below.

Delaware Anti-Takeover Law

We are subject to Section 203 of the Delaware General Corporation Law. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

●	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding specified shares; or

●	at or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

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Section 203 defines a “business combination” to include:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;

●	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●	subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any person that is:

●	the owner of 15% or more of the outstanding voting stock of the corporation;

●	an affiliate or associate of the corporation who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date; or

●	the affiliates and associates of the above.

Under specific circumstances, Section 203 makes it more difficult for an “interested stockholder” to effect various business combinations with a corporation for a three-year period, although the stockholders may, by adopting an amendment to the corporation’s certificate of incorporation or bylaws, elect not to be governed by Section 203. The election not to be governed by Section 203 is effective (i) upon the filing of the certificate of amendment with the Secretary of State of the State of Delaware or the adoption of the amendment to the bylaws, as applicable, for a corporation that does not have a class of voting stock listed on a national securities exchange or held of record by more than 2,000 stockholders or (ii) 12 months after such action for all other corporations.

Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws do not exclude it from the restrictions of Section 203. We anticipate that the provisions of Section 203 might encourage companies interested in acquiring it to negotiate in advance with its board of directors since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder.

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. The Amended and Restated Certificate of Incorporation does not grant stockholders the right to vote cumulatively.

Blank Check Preferred Stock

We believe that the availability of the preferred stock under the Amended and Restated Certificate of Incorporation provides us with flexibility in addressing corporate issues that may arise. Having these authorized shares available for issuance allows us to issue shares of preferred stock without the expense and delay of a special stockholders’ meeting. The authorized shares of preferred stock, as well as shares of common stock, is available for issuance without further action by our stockholders, with the exception of any actions required by applicable law or the rules of any stock exchange on which our securities may be listed. The board of directors has the power, subject to applicable law, to issue classes or series of preferred stock that could, depending on the terms of the class or series, impede the completion of a merger, tender offer or other takeover attempt.

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Advance Notice Procedure

The Amended and Restated Bylaws provide an advance notice procedure for stockholders to nominate director candidates for election or to bring business before an annual meeting of stockholders, including proposed nominations of persons for election to the board of directors.

The Amended and Restated Bylaws provide that as to the notice of stockholder proposals of business to be brought at the annual meeting of stockholders, notice must be delivered to our secretary (i) not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting or (ii) (x) if the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the first anniversary of the preceding year’s annual meeting, or (y) with respect to the first annual meeting held after the issuance of securities pursuant to the registration statement of which this prospectus forms a part, not more than 120 days nor less than 90 days prior to the date of such annual meeting or, if later, the 10th day following the day on which public announcement of the date of such meeting is first made by us. In addition, any proposed business other than the nomination of persons for election to our board of directors must constitute a proper matter for stockholder action.

The Amended and Restated Bylaws provide that in the case of nominations for election at an annual meeting, notice must be delivered to, or mailed and received at, our principal executive offices (i) not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting or (ii) (x) if the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the first anniversary of the preceding year’s annual meeting, or (y) with respect to the first annual meeting held after the issuance of securities pursuant to the registration statement of which this prospectus forms a part, not more than 120 days nor less than 90 days prior to the date of such annual meeting or, if later, the 10th day following the day on which public announcement of the date of such annual meeting is first made by us. In the case of nominations for election at a special meeting of stockholders called for the election of directors, notice must be delivered to, or mailed and received at, our principal executive offices (i) not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting or (ii) if later, the 10th day following the day on which public announcement of the date of such special meeting is first made by us. In addition, each such stockholder’s notice must include certain information regarding the stockholder and the director nominee as set forth in the Amended and Restated Bylaws as described under the section entitled “Differences in Shareholder Rights.”

Staggered Board

Our Amended and Restated Certificate of Incorporation provides that our board of directors is be divided into three classes of directors, with the classes as nearly equal in number as possible. At each annual meeting of the stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. As a result, approximately one-third of our directors is elected each year. The initial term of office of the directors of Class I shall expire as of our first annual meeting of stockholders; the initial term of office of the directors of Class II shall expire as of our second annual meeting; and the initial term of office of the directors of Class III shall expire as of the third annual meeting of our stockholders.

●	The Class I directors are Hila Karah and Dr. Mark J. Gilbert;

●	The Class II directors are Anthony Maddaluna, Brian O’Callaghan and William B. Hayes; and

●	The Class III directors are Jeffrey A. Meckler, Michael J. Newman, Ph.D. and Dr. Roger J. Pomerantz.

Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that the number of directors shall be fixed from time to time by a resolution of the majority of its board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class shall consist of one-third of the board of directors.

The division of our board of directors into three classes with staggered three-year terms may delay or prevent stockholder efforts to effect a change of its management or a change in control.

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Action by Written Consent; Special Meetings of Stockholders

Our Amended and Restated Certificate of Incorporation provide that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provides that, except as otherwise required by law, special meetings of the stockholders can be called only by the board of directors, the chairperson of the board of directors, our chief executive officer or our president (in the absence of a chief executive officer). Except as provided above, our stockholders are not to be permitted to call a special meeting or to require the board of directors to call a special meeting.

Removal of Directors

Our Amended and Restated Certificate of Incorporation does not provide for the removal of directors by stockholders.

Exclusive Forum

Our Amended and Restated Certificate of Incorporation provide that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be, to the fullest extent permitted by law, the sole and exclusive forum for any derivative action or proceeding brought on its behalf, any action asserting a claim for breach of a fiduciary duty owed by any of its directors and officers to it or its stockholders, any action asserting a claim arising pursuant to any provision of the DGCL, its Amended and Restated Certificate of Incorporation, its Amended and Restated Bylaws, or any action asserting a claim governed by the internal affairs doctrine. This exclusive forum provision would not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

These choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or its directors, officers or other team members, which may discourage such lawsuits against us and our directors, officers and other team members.

Federal Forum for Securities Act Claims

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. However, our Amended and Restated Certificate of Incorporation contains a federal forum provision which provides that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in our shares of capital stock are deemed to have notice of and consented to this provision. The Supreme Court of Delaware has held that this type of exclusive federal forum provision is enforceable. There may be uncertainty, however, as to whether courts of other jurisdictions would enforce such a provision, if applicable.

This choice of federal forum for Securities Act claims may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable, which may discourage such lawsuits against us and our directors, officers and other team members.

Stock Exchange Listing

Our common stock is listed on the Nasdaq Capital Market under the trading symbol “INDP.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is VStock Transfer, LLC, 18 Lafayette Pl, Woodmere, NY 11598.

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PLAN OF DISTRIBUTION

The shares of our common stock offered by this prospectus are being offered by the selling stockholder, Lincoln Park. The shares may be sold or distributed from time to time by the selling stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this prospectus could be effected in one or more of the following methods:

●	ordinary brokers’ transactions;

●	transactions involving cross or block trades;

●	through brokers, dealers, or underwriters who may act solely as agents;

●	“at the market” into an existing market for our common stock;

●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

●	in privately negotiated transactions; or

●	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares of our common stock offered by this prospectus may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares of our common stock offered by this prospectus may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

Lincoln Park is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

Lincoln Park has informed us that it intends to use an unaffiliated broker-dealer to effectuate all sales, if any, of our common stock that it may purchase from us pursuant to the Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such unaffiliated broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Lincoln Park has informed us that each such broker-dealer will receive commissions from Lincoln Park that will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of the shares of our common stock offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the selling stockholder and/or the purchasers, for whom the broker-dealers may act as agent. The compensation paid to any such particular broker-dealer may be less than or in excess of customary commissions. Neither we nor Lincoln Park can presently estimate the amount of compensation that any agent will receive from the selling stockholder or from any purchasers of shares of our common stock sold by Lincoln Park.

We know of no existing arrangements between Lincoln Park or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our common stock offered by this prospectus.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares of our common stock offered by this prospectus by the selling stockholder, including the names of any brokers, dealers, underwriters or agents participating in the distribution of such shares of our common stock by the selling stockholder, any compensation paid by Lincoln Park to any such brokers, dealers, underwriters or agents, and any other required information.

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We will pay the expenses incident to the registration, offering and sale of the shares of our common stock to Lincoln Park. We have agreed to indemnify Lincoln Park and certain other persons against certain liabilities in connection with the offering of shares of common stock offered by this prospectus, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Lincoln Park has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Lincoln Park specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

Lincoln Park has represented to us that at no time prior to the Purchase Agreement has Lincoln Park or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our common stock or any hedging transaction, which establishes a net short position with respect to our common stock. Lincoln Park has agreed that during the term of the Purchase Agreement, it and its agents, representatives or affiliates will not enter into or effect, directly or indirectly, any of the foregoing transactions.

We have advised Lincoln Park that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the earlier of (i) termination of the Purchase Agreement or (ii) the date that all shares of our common stock offered by this prospectus have been sold by Lincoln Park.

Our common stock is listed on the Nasdaq Capital Market under the symbol “INDP”.

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LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon by Greenberg Traurig, P.A., Tel Aviv, Israel.

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EXPERTS

The consolidated financial statements as of December 31, 2021 and 2020 and for the years then ended incorporated by reference in this prospectus have been so incorporated in reliance on the report of Haskell & White LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

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WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement constitutes a part of a registration statement on Form S-1 filed under the Securities Act. As permitted by the SEC’s rules, this prospectus and any prospectus supplement, which form a part of the registration statement, do not contain all the information that is included in the registration statement. You will find additional information about us in the registration statement. Any statements made in this prospectus supplement concerning legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

We are subject to the informational requirements of the Exchange Act, and, in accordance with those requirements, file annual, quarterly and current reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information, as well as this registration statement and the exhibits and schedules thereto, are available on the SEC website at www.sec.gov. Copies of these documents may also be accessed on our website at www.indaptusrx.com. Our internet website and the information contained therein or connected thereto are not incorporated into this prospectus or any amendment or supplement thereto.

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INCORPORATION BY REFERENCE

The SEC permits us to “incorporate by reference” the information contained in documents we have filed with the SEC, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. We have filed with the SEC, and incorporate by reference in this prospectus:

●	our Annual Report on Form 10-K for the year ended December 31, 2021 (filed with the SEC on March 21, 2022);

●	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022, June 30, 2022, and September 30, 2022 (filed with the SEC on May 12, 2022, August 8, 2022 and November 10, 2022 respectively);

●	our Current Reports on Form 8-K filed with the SEC on January 3, 2022, February 1, 2022, May 19, 2022, June 1, 2022, July 21, 2022, August 8, 2022, and September 30, 2022;

●	the description of our shares of common stock contained in Item 1 of the Registration Statement on Form 8-A (File No. 001-40652), filed with the SEC on July 23, 2021, including any amendment or report filed for the purpose of updating such description.

We are not, however, incorporating, in each case, any documents or information that we are deemed to furnish and not file in accordance with SEC rules.

Any statement contained in any document incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any prospectus supplement modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all documents that are incorporated by reference into this prospectus, but not delivered with the prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. You should direct oral or written requests by one of the following methods. Attention: Investor Relations, Indaptus Therapeutics, Inc., Three Columbus Circle, 15th Floor New York, NY 10019, (646) 427-2727. You may also access these documents, free of charge on the SEC’s website at www.sec.gov or on the “Investors” page of our website at https://indaptusrx.com. The information found on our website, or that may be accessed by links on our website, is not part of this prospectus. We have included our website address solely as an inactive textual reference. Investors should not rely on any such information in deciding whether to purchase our common stock.

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4,000,000 Shares

INDAPTUS THERAPEUTICS, INC.

COMMON STOCK

PROSPECTUS

December                 , 2022

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses in connection with the issuance and distribution of the securities registered hereby. We will bear all of these expenses. All amounts are estimated except for the SEC registration fee:

SEC Registration Fee		$736.14
Accounting Fees and Expenses	$	*
Legal Fees and Expenses	$	*
Printing Fees and Expenses	$	*
Total	$	*

*Estimates not presently known

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys’ fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.

Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that we will indemnify and hold harmless, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, each person that such section grants us the power to indemnify.

The Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

●	any breach of the director’s duty of loyalty to the corporation or its stockholders;

●	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

●	payments of unlawful dividends or unlawful stock repurchases or redemptions; or

●	any transaction from which the director derived an improper personal benefit.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, offices or controlling persons of ours, pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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Item 15. Recent Sales of Unregistered Securities.

The securities described below were sold within the past three years and were not registered under the Securities Act.

Sales by Indaptus

On December, 22, 2022, Indaptus entered into a purchase agreement, or the Purchase Agreement, and a registration rights agreement, or the Registration Rights Agreement, with Lincoln Park Capital Fund, LLC, or Lincoln Park, pursuant to which Lincoln Park has committed to purchase up to $20.0 million of Indaptus’ common stock. Under the terms and subject to the conditions of the Purchase Agreement, Indaptus has the right, but not the obligation, to sell to Lincoln Park, and Lincoln Park is obligated to purchase up to $20.0 million of Indaptus’ common stock. Such sales of common stock by Indaptus, if any, will be subject to certain limitations, and may occur from time to time, at Indaptus’ sole discretion, over the 36-month period (unless extended to a 48-month period pursuant to the Purchase Agreement) commencing on the date that a registration statement covering the resale of shares of common stock that have been and may be issued under the Purchase Agreement, which Indaptus agreed to file with the SEC pursuant to the Registration Rights Agreement, is declared effective by the SEC and a final prospectus in connection therewith is filed and the other conditions set forth in the Purchase Agreement are satisfied. As consideration for Lincoln Park’s irrevocable commitment to purchase shares of Indaptus’ common stock upon the terms of and subject to satisfaction of the conditions set forth in the Purchase Agreement, upon execution of the Purchase Agreement, Indaptus (i) issued to Lincoln Park 142,450 shares of common stock, as the initial commitment shares, and (ii) will issue additional commitment shares, of common stock equal to $125,000 divided by the arithmetic average of the ten (10) Nasdaq Official Closing Prices for the common stock immediately preceding the date that Indaptus has sold over $10,000,000 purchase shares to Lincoln Park, (to be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction) provided that the additional commitment shares number shall be no greater than 76,220.

On July 23, 2021, Indaptus entered into a securities purchase agreement with a certain institutional investor, pursuant to which Indaptus agreed to sell and issue, in the Private Placement, the Pre-Funded Warrant to purchase up to 2,727,273 shares of Indaptus’ common stock and the Warrant to purchase up to 2,727,273 of Indaptus’ common stock, at a purchase price of $10.99 per Pre-funded Warrant and associated Warrant, for aggregate gross proceeds to Indaptus of approximately $29.9 million (or approximately $30 million assuming the full exercise of the Pre-funded Warrant), before deducting the placement agent’s fees and other estimated offering expenses payable by Indaptus.

The Pre-funded Warrant has an exercise price of $0.01 per share, subject to customary adjustment for events affecting the Company’s shares of common stock, is exercisable upon issuance and will terminate upon exercise in full. The Warrant has a term of five and one-half years, is exercisable immediately following the issuance date and has an exercise price of $11.00 per share, subject to adjustment as set forth therein.

The securities above were offered and sold pursuant to an exemption from the registration requirements under Section 4(a)(2) of the Securities Act since, among other things, the transactions did not involve a public offering.

Sales by Intec Israel

On May 4, 2020, Intec Israel entered into a securities purchase agreement with certain institutional investors pursuant to which Intec Israel agreed to sell and issue, in a registered direct offering, 203,650 ordinary shares at a purchase price per share of $24.552 for aggregate gross proceeds of approximately $5.0 million, before deducting fees payable to the placement agent and other estimated offering expenses payable by us. In a concurrent private placement, Intec Israel also agreed to sell and issue to the purchasers warrants to purchase up to 101,825 ordinary shares. The warrants are immediately exercisable and will expire five and one-half years from issuance at an exercise price of $19.60 per share, subject to adjustment as set forth therein.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

The exhibits to the registration statement are listed in the Exhibit Index to this registration statement and are incorporated herein by reference.

(b) Financial Statement Schedules.

All schedules have been omitted because either they are not required, are not applicable or the information is otherwise set forth in the financial statements and related notes thereto.

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Exhibit Index

Exhibit No.	Exhibit Description

2.1++	Agreement and Plan of Merger and Reorganization, dated as of March 15, 2021, by and among Intec Pharma Ltd., Intec Parent, Inc., Dillon Merger Sub Inc, Domestication Merger Sub, Ltd., and Decoy Biosystems, Inc. Agreement and Plan of Merger and Reorganization, dated as of March 15, 2021, by and among Intec Pharma Ltd., Intec Parent, Inc., Dillon Merger Sub Inc, Domestication Merger Sub, Ltd., and Decoy Biosystems, Inc., (incorporated herein by reference to Exhibit 2.1 to Intec Israel’s Report on Form 8-K filed with the SEC on March 15, 2021)

2.2	Agreement and Plan of Merger, dated as of April 27, 2021, by and among Intec Pharma Ltd., Intec Parent, Inc. and Domestication Merger Sub, Ltd. (incorporated herein by reference to Exhibit 2.1 to Intec Israel’s Report on Form 8-K filed with the SEC on April 30, 2021)

3.1	Amended and Restated Certificate of Incorporation of Indaptus Therapeutics, Inc., dated as of July 23, 2021 (incorporated herein by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on July 23, 2021)

3.2	Amended and Restated Bylaws of Indaptus Therapeutics, Inc., dated as of July 23, 2021 (incorporated herein by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K filed with the SEC on July 23, 2021)

3.3	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Intec Parent, Inc. dated August 3, 2021 (incorporated herein by reference to Exhibit 3.1 to Indaptus’ Report on Form 8-K filed with the SEC on August 6, 2021)

3.4	Amendment No.1 to Amended and Restated Bylaws of Indaptus Therapeutics, Inc. (incorporated herein by reference to Exhibit 3.1 to Indaptus’ Report on Form 8-K filed with the SEC on July 21, 2022)

5.1*	Opinion of Greenberg Traurig, P.A.

10.1+	Intec Parent, Inc. 2021 Incentive Plan, now named the Indaptus Therapeutics, Inc. 2021 Stock Incentive Plan (incorporated herein by reference to Annex E of the Company’s Form S-4 Amendment No. 1 filed with the SEC on May 12, 2021)

10.2+	First Amendment to the Indaptus Therapeutics, Inc. 2021 Stock Incentive Plan (incorporated herein by reference to Exhibit 10.7 to Indaptus’ Form 8-K filed with the SEC on August 6, 2021)

10.3+	Employment Agreement between Jeffrey A. Meckler and Indaptus Therapeutics, Inc., effective as of August 4, 2021 (incorporated herein by reference to Exhibit 10.1 to Indaptus’ Form 8-K filed with the SEC on August 6, 2021)

10.4+	Employment Agreement between Michael J. Newman, Ph.D. and Indaptus Therapeutics, Inc., effective as of August 4, 2021 (incorporated herein by reference to Exhibit 10.2 to Indaptus’ Form 8-K filed with the SEC on August 6, 2021)

10.5+	Employment Agreement between Walt A. Linscott, Esq. and Indaptus Therapeutics, Inc., effective as of August 4, 2021 (incorporated herein by reference to Exhibit 10.3 to Indaptus’ Form 8-K filed with the SEC on August 6, 2021)

10.6+	Employment Agreement between Nir Sassi and Indaptus Therapeutics, Inc., effective as of January 1, 2022 (incorporated herein by reference to Exhibit 10.6 to Indaptus’ Form 10-K filed with the SEC on March 21, 2022)

10.7+	Employment Agreement with Boyan Litchev and Indaptus Therapeutics, Inc., effective as of January 31, 2022 (incorporated herein by reference to Exhibit 10.7 to Indaptus’ Form 10-K filed with the SEC on March 21, 2022)

10.8+	Form of Indemnification Agreement (incorporated herein by reference to Exhibit 10.5 to Indaptus’ Form 8-K filed with the SEC on August 6, 2021)

10.9	Form of Warrant (incorporated herein by reference to Exhibit 10.2 to Intec Israel’s Report on Form 8-K filed with the SEC on May 6, 2020)

10.10	Form of Securities Purchase Agreement, dated July 23, 2021, between Intec Parent, Inc. and each purchaser identified on the signature pages hereto (incorporated herein by reference to Exhibit 10.1 to Indaptus’ Current Report on Form 8-K filed with the SEC on July 29, 2021)

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10.11	Form of Warrant (incorporated herein by reference to Exhibit 10.3 to Indaptus’ Current Report on Form 8-K filed with the SEC on July 29, 2021)

10.12	Form of Registration Rights Agreement, dated July 23, 2021, between Intec Parent, Inc. and each purchaser identified on the signature pages hereto (incorporated herein by reference to Exhibit 10.4 to Indaptus’ Current Report on Form 8-K filed with the SEC on July 29, 2021)

10.13	Purchase Agreement between Indaptus Therapeutics, Inc. and Lincoln Park Capital Fund, LLC, dated as of December 22, 2022 (incorporated by reference to Exhibit 10.1 to Indaptus’ Form 8-K filed with the SEC on December 23, 2022)

10.14	Registration Rights Agreement between Indaptus Therapeutics, Inc. and Lincoln Park Capital Fund, LLC, dated as of December 22, 2022 (incorporated by reference to Exhibit 10.2 to Indaptus’ Form 8-K filed with the SEC on December 23, 2022)

21.1	List of Subsidiaries (incorporated herein by reference to Exhibit 21.1 to Indaptus’ Form 10-K filed with the SEC on March 21, 2022)

23.1*	Consent of Haskell & White LLP, independent registered public accounting firm

23.2*	Consent of Greenberg Traurig, P.A. (contained in Exhibit 5.1)

24.1*	Power of Attorney

107*	Filing Fee Table

*	Filed herewith
+	Indicates management contract or compensatory plan
++	Schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company hereby undertakes to furnish copies of any of the omitted schedules upon request by the SEC.

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Item 17. Undertakings

(a)	The undersigned Registrant hereby undertakes:

	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

		i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

		ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

		iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that: Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (§ 230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

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(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§ 230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§ 230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b)
That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, NY, on the 23rd of December, 2022.

INDAPTUS THERAPEUTICS, INC.

By:	/s/ Jeffrey A. Meckler
Name:	Jeffrey A. Meckler
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTED, that each director and officer of Indaptus Therapeutics, Inc., whose signature appears below hereby appoints Jeffrey A. Meckler and Nir Sassi, and each of them severally, his or her true and lawful attorneys-in-fact and agents with full powers of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all supplements amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys- in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Jeffrey A. Meckler	Chief Executive Officer and Director	December 23, 2022
Jeffrey A. Meckler	(principal executive officer)

/s/ Nir Sassi	Chief Financial Officer	December 23, 2022
Nir Sassi	(principal financial officer and principal accounting officer)

/s/ Michael J. Newman, Ph.D.	Chief Scientific Officer and Director	December 23, 2022
Michael J. Newman, Ph.D.

/s/ Dr. Roger J. Pomerantz	Chairman	December 23, 2022
Dr. Roger J. Pomerantz

/s/ William B. Hayes	Director	December 23, 2022
William B. Hayes

/s/ Hila Karah	Director	December 23, 2022
Hila Karah

/s/ Anthony J. Maddaluna	Director	December 23, 2022
Anthony J. Maddaluna

/s/ Brian O’Callaghan	Director	December 23, 2022
Brian O’Callaghan

/s/ Dr. Mark J. Gilbert	Director	December 23, 2022
Mark J. Gilbert

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